Exhibit 99.1

NEWS RELEASE
FOR RELEASE: For more information, contact: Dana Cochran, danac@newcenturybanknc.com 910-892-7080	June 6, 2007

NEW CENTURY PROMOTES BUNN TO EXECUTIVE VICE PRESIDENT

Dunn, N.C. – Kevin S. Bunn has been named executive vice president of New Century Bancorp and chief banking officer for New Century Bank and New Century Bank South, announced C.L. “Bozie” Tart, chairman of the board. The promotion was made following a recent meeting of the Board of Directors.

“We are pleased to expand Kevin’s role with the bank,” said Tart. “He will bring experience, leadership, and dedication to this new position on the executive management team, and our customers and shareholders will benefit.”

Bunn began working for New Century Bank South over four years ago. Most recently he was serving as a chief commercial lending officer. In his new role, he will direct activities for sales and service, investments, SBA and the mortgage department of both banks.

In the community, Bunn serves as a deacon with Snyder Memorial Baptist Church. He is a past president of the Kiwanis Club of Fayetteville and past president of the Methodist University Foundation Board. He earned his Bachelor of Science from Wake Forest University. A native of Rocky Mount, Bunn and his wife, Jenny, currently reside in Fayetteville.

New Century Bancorp reported total assets of $582.2 million as of March 31, 2007. New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com

The information for the quarter ended March 31, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.